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               U.S. Securities and Exchange Commission
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ENTER YOUR SELECTION (K/X/R) => XX
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----begin-X-Modem-CRC-file-transmission----

C
----block-1-header----
<0x01><0x01><0xFE>
----block-1-data----
<SUBMISSION>
<TYPE>5
<DOCUMENT-COUNT>1
<SROS>NYSE
<REPORTING-OWNER>
<CIK>0001093037
<CCC>dhj2bkq#
<RELATIONSHIP>Officer
</REPO
----block-1-CRC----
,Z
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<0x06>
----block-2-header----
<0x01><0x02><0xFD>
----block-2-data----
RTING-OWNER>
<SUBJECT-COMPANY>
<NAME>Marshall & Ilsley Corporation
<CIK>0000062741
<IRS-NUMBER>390968604
</SUBJECT-COMPANY>
<PER
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-M
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<0x01><0x03><0xFC>
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IOD>12/31/1999
<DOCUMENT>
<TYPE>5
<TEXT>
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 5
ANNUAL STA
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S~
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TEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
( ) Form 3 Holdings Reported.

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( ) Form 4 Transactions Reported.

1. Name and Address of Reporting Person
   Sherman, Leigh I.
   770 North Water Street
   Mil
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c<0x16>
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<0x01><0x06><0xF9>
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waukee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Marshall & Ilsley Corporation (MI)
3. IRS or Social Secur
----block-6-CRC----
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ity Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1999
5. If Amendment, Date of Original
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(Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 1
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0% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filin
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g (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person


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TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+-
----block-11-CRC----
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---------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security
----block-12-CRC----
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   |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|
----block-13-CRC----
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        |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|
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S%
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<0x06>
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             |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|
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<0x06>
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----block-16-data----
                  |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|
----block-16-CRC----
+<0xD1>
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----block-17-data----
                       |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
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                            |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|
----block-18-CRC----
><0xAC>
----block-18-response----
<0x06>
----block-19-header----
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----block-19-data----
                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship
----block-19-CRC----
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  |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+-----
----block-20-CRC----
JZ
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<0x06>
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----block-21-data----
-------+
----block-21-CRC----
<0xB4><0xF6>
----block-21-response----
<0x06>
----block-22-header----
<0x01><0x16><0xE9>
----block-22-data----




TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
----block-22-CRC----
V!
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+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+---
----block-23-CRC----
nh
----block-23-response----
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----block-24-header----
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----block-24-data----
----+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.
----block-24-CRC----
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 |11.    |
|             |        |          |         |           |                     |                |          |Number  |O
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----block-26-data----
wner- |       |
|             |        |          |         |           |                     |                |          |of
----block-26-CRC----
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----block-26-response----
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----block-27-header----
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----block-27-data----
   |ship   |       |
|             |        |          |         |           |                     |                |          |
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rS
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----block-28-data----
Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|
----block-28-CRC----
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----block-29-data----
    |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |
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----block-30-data----
         |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities
----block-30-CRC----
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<0x01><0x1F><0xE0>
----block-31-data----
   |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+
----block-31-CRC----
<0x00>K
----block-31-response----
<0x06>
----block-32-header----
<0x01> <0xDF>
----block-32-data----
--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |
----block-32-CRC----

/
----block-32-response----
<0x06>
----block-33-header----
<0x01>!<0xDE>
----block-33-data----
    |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)
----block-33-CRC----
y<0xDA>
----block-33-response----
<0x06>
----block-34-header----
<0x01>"<0xDD>
----block-34-data----
 |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----
----block-34-CRC----
<0xC6><0xDA>
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<0x06>
----block-35-header----
<0x01>#<0xDC>
----block-35-data----
------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-
----block-35-CRC----
<0x12><0xEC>
----block-35-response----
<0x06>
----block-36-header----
<0x01>$<0xDB>
----block-36-data----
|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisab
----block-36-CRC----
<0x8F><0x8B>
----block-36-response----
<0x06>
----block-37-header----
<0x01>%<0xDA>
----block-37-data----
le   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+
----block-37-CRC----
H<0xF3>
----block-37-response----
<0x06>
----block-38-header----
<0x01>&<0xD9>
----block-38-data----
----------+----------+-------+--------+----------+--------+-------+-------+
                                                   <
----block-38-CRC----
<0xBC><0xB2>
----block-38-response----
<0x06>
----block-39-header----
<0x01>'<0xD8>
----block-39-data----
C>
Stock Options  $61.5    12/16/1999 A         72
----block-39-CRC----
%e
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<0x06>
----block-40-header----
<0x01>(<0xD7>
----block-40-data----
50        12/16/2000 12/16/2009 Common  7250     $61.500000 7250     D
(Right to buy)
----block-40-CRC----
K<0xA0>
----block-40-response----
<0x06>
----block-41-header----
<0x01>)<0xD6>
----block-41-data----
                             Stock
Perf. Shares   $0       12/16/1999 A         750          (1)       12/31/2002 Common  750
----block-41-CRC----
<0x93><0x95>
----block-41-response----
<0x06>
----block-42-header----
<0x01>*<0xD5>
----block-42-data----
   $0.000000  750      D
                                                                               Stock
----block-42-CRC----
<0xC7><0xD8>
----block-42-response----
<0x06>
----block-43-header----
<0x01>+<0xD4>
----block-43-data----
(1)


Explanation of Responses:
(1) Award of performance shares under 1994 Long-Term Incentive Plan for
Executives.   Pe
----block-43-CRC----
<0xAB><0x9B>
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<0x01>,<0xD3>
----block-44-data----
rformance shares may be paid following expiration of the
performance period at the company's discretion in cash or in stock in a
----block-44-CRC----
_t
----block-44-response----
<0x06>
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<0x01>-<0xD2>
----block-45-data----
n amount
ranging from zero to 275 percent of the performance shares awarded.

SIGNATURE OF REPORTING PERSON
/s/ Leigh I. Sherman
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<0xA5>D
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<0x06>
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<0x01>.<0xD1>
----block-46-data----

DATE
02/10/2000
</TEXT>
</DOCUMENT>
</SUBMISSION>
<0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00>
----block-46-CRC----
<0x07>n
----block-46-response----
<0x06>
----end-of-transmission----
<0x04>
----response----
<0x15>
----end-of-transmission----
<0x04>
----response----
<0x06>
----end-X-Modem-CRC-file-transmission----
----begin-dump-of-file-sent----
<SUBMISSION>
<TYPE>5
<DOCUMENT-COUNT>1
<SROS>NYSE
<REPORTING-OWNER>
<CIK>0001093037
<CCC>dhj2bkq#
<RELATIONSHIP>Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
<NAME>Marshall & Ilsley Corporation
<CIK>0000062741
<IRS-NUMBER>390968604
</SUBJECT-COMPANY>
<PERIOD>12/31/1999
<DOCUMENT>
<TYPE>5
<TEXT>
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
( ) Form 3 Holdings Reported.
( ) Form 4 Transactions Reported.

1. Name and Address of Reporting Person
   Sherman, Leigh I.
   770 North Water Street
   Milwaukee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Marshall & Ilsley Corporation (MI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1999
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+




TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $61.5    12/16/1999 A         7250        12/16/2000 12/16/2009 Common  7250     $61.500000 7250     D
(Right to buy)                                                                 Stock
Perf. Shares   $0       12/16/1999 A         750          (1)       12/31/2002 Common  750      $0.000000  750      D
                                                                               Stock            (1)


Explanation of Responses:
(1) Award of performance shares under 1994 Long-Term Incentive Plan for
Executives.   Performance shares may be paid following expiration of the performance period at the company's discretion in cash or in stock in an amount ranging from zero to 275 percent of the performance shares awarded.

SIGNATURE OF REPORTING PERSON
/s/ Leigh I. Sherman

DATE
02/10/2000
</TEXT>
</DOCUMENT>
</SUBMISSION>
----end-dump-of-file-sent----
XMODEM TRANSFER SUCCESSFUL...

Your submission, with  accession number 0000062741-00-000026, was received at 11:51 A.M. Eastern Time on February 10, 2000.
A separate notice will be furnished when the submission is
accepted or suspended.

PLEASE PRESS THE <ENTER> KEY TO CONTINUE...

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Last successful login on : Thursday February 10, 2000 11:49:49
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